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                                January 10, 2001

                                                   Writer's Direct Contact
                                                        650-813-5641
                                                      jbastian@mofo.com

VIA FACSIMILE

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.

Mail Stop 4 - 5
Washington, D.C.  20549
Attn:  Michelle Anderson

        RE: EMERALD-DELAWARE, INC.; WITHDRAWAL OF REGISTRATION STATEMENT, FILE NO. 333-30574

Dear Michelle:

     On behalf of Emerald-Delware, Inc. (the "Company"), we inform the Staff that due to market conditions, the Company hereby withdraws from registration its Registration Statement on Form S-1, File No. 333-30574.

        Please call me at the number above if you have any questions.

                                Very truly yours,

                                /s/ JUSTIN L. BASTIAN
                                ----------------------
                                Justin L. Bastian

Enclosure